UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2022

Pyxus International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	000-25734	85-2386250
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2022, Intabex Netherlands B.V. (“Intabex”), an indirect wholly owned subsidiary of Pyxus International, Inc. (the “Company”), entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”), dated as of June 2, 2022, by and among (i) Intabex, as borrower, (ii) the Company and certain subsidiaries of the Company party thereto, as guarantors (collectively with the Company, the “Guarantors”), (iii) the lenders party thereto, which includes certain funds managed by Glendon Capital Management LP, Monarch Alternative Capital LP, and Owl Creek Asset Management, L.P., as lenders (collectively, the “Restatement Lenders”), and (iv) Alter Domus (US) LLC, as administrative agent and collateral agent (the “Agent”). The Amendment and Restatement Agreement provides for the amendment and restatement of the Term Loan Credit Agreement, dated as of April 23, 2021, by and among (i) Intabex, as borrower, (ii) certain of the Guarantors, (iii) the lenders party thereto, and (iv) the Agent, as amended by the First Amendment thereto, dated May 21, 2021 (the “Initial Credit Agreement”). The Restatement Lenders are the current lenders under the Initial Credit Agreement or funds affiliated or under common management with the current lenders.

The Amendment and Restatement Agreement provides that on the date (the “Amendment and Restatement Effective Date”) on which the conditions to effectiveness specified in the Amendment and Restatement Agreement, which date shall be no later than July 29, 2022 and which conditions are customary for such an agreement, are satisfied, the Initial Credit Agreement will be amended and restated to be the Amended and Restated Credit Agreement (the “Amended Credit Agreement”) appended to the Amendment and Restatement Agreement.

The Amended Credit Agreement would establish a $100 million term loan credit facility (the “Term Loan Facility”) provided by the Restatement Lenders and any other lender that is or becomes a party thereto as a lender (collectively, the “Term Loan Lenders”). The Amendment and Restatement Agreement requires Intabex to use net proceeds of the loans to be made under the Amended Credit Agreement (the “Term Loans”) and other funds to repay in full its obligations under the Initial Credit Agreement, including the outstanding principal of, and accrued and unpaid interest on, borrowings thereunder on the Amendment and Restatement Effective Date and the payment of fees and expenses incurred in connection with repaying such borrowings and entering into the Amended Credit Agreement. The Term Loans would mature on December 2, 2023. The Amended Credit Agreement would provide that the Term Loans may be prepaid at any time, with a 2.0% fee due with respect to any principal payment made after the one-year anniversary of the Amendment and Restatement Effective Date, including a payment made at maturity. The Amended Credit Agreement would provide that amounts of principal that are prepaid could not be reborrowed under the Term Loan Facility.

Under the Amended Credit Agreement, interest on the outstanding principal amount of the Term Loans is to accrue at an annual rate of SOFR plus 7.5%, subject to a SOFR floor of 1.0%, for “SOFR loans” or, for loans that are not SOFR loans, at an annual rate of an alternate base rate (as specified in the Amended Credit Agreement and subject to a specified floor) plus 6.5%. Interest is to be paid in arrears in cash upon prepayment, acceleration, maturity, and on the last day of each interest period (which may be one, three or six months) (and, in the case of a SOFR loan with an interest period of more than three months’ duration, each day prior to the last day of such interest period that occurs at intervals of three months’ duration after the first day of such interest period) for SOFR loans and on the last day of each calendar quarter for loans that are not SOFR loans. Pursuant to the Amended Credit Agreement, the Term Loan Lenders would receive a non-refundable commitment fee equal to 3.0% of the aggregate commitments under the Term Loan Facility and a closing fee equal to 1.0% of the aggregate commitments under the Term Loan Facility, in each case paid either in cash in full on the Amendment and Restatement Effective Date or as original issue discount.

Upon the effectiveness of the Amended Credit Agreement, the obligations of Intabex under the Amended Credit Agreement (and certain related obligations) are to be (a) guaranteed by the Guarantors and each of the Company’s domestic and foreign subsidiaries that is or becomes an obligor, or grants a security interest in any of its assets to support, with respect to (i) the Exit Term Loan Credit Agreement dated as of August 24, 2020 among Pyxus Holdings, Inc., as borrower, the Company, Pyxus Parent, Inc., the lenders party thereto and Alter Domus (US) LLC, as administrative agent, (ii) the 10.00% Senior Secured First Lien Notes due 2024 issued by Pyxus Holdings, Inc. or (iii) the ABL Credit Agreement dated as of February 8, 2022 among Pyxus Holdings, Inc., as borrower, the other borrowers and guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as administrative agent and collateral agent, and in each case referred to in clauses (i) – (iii) any permitted refinancings thereof, and (b) are secured by the pledge of all of the outstanding equity interests of (i) Alliance One Brasil Exportadora de Tabacos Ltda. (“AO Brazil”), which principally operates the Company’s leaf tobacco operations in Brazil, and (ii) Alliance One International Tabak B.V., which owns a 0.001% interest of AO Brazil, which are, respectively, the same guarantors of, and the same collateral securing, Intebex’s obligations under the Initial Credit Agreement.

The Amended Credit Agreement contains representations and warranties, affirmative and negative covenants (subject, in each case, to exceptions and qualifications) and events of defaults applicable to the Company and its subsidiaries, including covenants that would limit the Company’s ability to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	make certain investments and other restricted payments;

•	enter into limitations on its ability to pay dividends, make loans or otherwise transfer assets to its immediate parent entity or to its subsidiaries;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into transactions with affiliates; and

•	engage directly or indirectly in any business other than the businesses currently engaged in by it and its subsidiaries.

The description of the Amendment and Restatement Agreement, the Amended Credit Agreement and the Term Loan Facility set forth herein is qualified in its entirety by reference to the text of the Amendment and Restatement Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Based on a Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2020 by Glendon Capital Management, L.P., Glendon Opportunities Fund, L.P. and Glendon Opportunities Fund II, L.P., Glendon Capital Management, L.P. reported beneficial ownership of 7,938,792 shares of the Company’s common stock, representing approximately 31.8% of the outstanding shares of the Company’s common stock. Based on a Form 4 jointly filed with the SEC on

July 15, 2021 by Monarch Alternative Capital LP, MDRA GP LP and Monarch GP LLC and a Schedule 13D filed by such persons on September 3, 2020, Monarch Alternative Capital LP reported beneficial ownership of 6,140,270 shares of the Company’s common stock, representing approximately 24.6% of the outstanding shares of the Company’s common stock, as the investment advisor to funds managed by Monarch Alternative Capital LP. Based on a Schedule 13G/A filed with the SEC on February 10, 2022 by Owl Creek Asset Management, L.P. and Jeffrey A. Altman, Owl Creek Asset Management, L.P. is the investment manager of certain funds and reported beneficial ownership of 2,405,287 shares of the Company’s common stock, representing approximately 9.6% of the outstanding shares of the Company’s common stock. Pursuant to a Shareholders Agreement dated as of August 24, 2020 (the “Shareholders Agreement”) among Pyxus and certain of its shareholders, including Glendon Capital Management L.P., on behalf of its managed funds and accounts, Monarch Alternative Capital LP, as investment manager of Monarch Special Opportunities Master Fund Ltd, Monarch Debt Recovery Master Fund Ltd and Monarch Capital Master Partners IV LP, and Owl Creek Asset Management, L.P., on behalf of its managed funds, Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Master Fund, Ltd., Owl Creek SRI Master Fund, Ltd., and Owl Creek Credit Opportunities Master Fund, L.P., Holly Kim and Patrick Fallon were designated to serve as directors of Pyxus and each continues to serve as a director of Pyxus. A description of the Shareholders Agreement is included in the Company’s Form 8-K12G3 filed with the SEC on August 24, 2020, which description is incorporated herein by reference. Ms. Kim is a Partner at Glendon Capital Management L.P. and Mr. Fallon is a Managing Principal at Monarch Alternative Capital LP.

The Amendment and Restatement Agreement, as well as the Amended Credit Agreement, the borrowings and payment of fees thereunder and the guaranty transactions described above were approved, and determined to be on terms and conditions at least as favorable to the Company and its subsidiaries as could reasonably have been obtained in a comparable arm’s-length transaction with an unaffiliated party, by a majority of the disinterested members of the Board of Directors of Pyxus.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Amendment and Restatement Agreement dated as of June 2, 2022 among Intabex Netherlands B.V., Pyxus International, Inc., Pyxus Parent, Inc., Pyxus Holdings, Inc., Alliance One International, LLC, Alliance One International Holdings, Ltd, Alliance One International Tabak B.V., the other guarantors party thereto, the Lenders party thereto, and Alter Domus (US) LLC, as administrative agent and collateral agent

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2022

PYXUS INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal Officer and Secretary

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